Exhibit 10.1

ACQUISITION AGREEMENT

GEYSER ASSET MANAGEMENT, INC.,
a Delaware corporation, as Agent for the Tenant in Common Investors listed on the attached Schedule I

and

ROYAL HAWAIIAN ORCHARDS, L.P.,

a Delaware limited partnership

PROPERTY:TMKs (3) 1-6-001-008, -019, -028, -032 and -033

EFFECTIVE DATE:	April 13, 2015

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ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this “Agreement”) is entered as of this 13th day of April, 2015 (the “Effective Date”), by and between (i) GEYSER ASSET MANAGEMENT, INC., a Delaware corporation, as “Agent” for the Tenant in Common Investors listed on the attached Schedule I (collectively “Owner”) and (ii) ROYAL HAWAIIAN ORCHARDS, L.P., a Delaware limited partnership (“Transferee”).

R E C I T A L S:

A.     Owner is the Owner of certain Land (defined below) located in Keaau, Hawaii. The Land is improved with macadamia trees windbreak trees and farm structures.

B.     Transferee desires to acquire the Property and Owner desires to dispose of the Property, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement and for Ten Dollars ($10) and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Owner and Transferee agree as follows:

1.     DEFINITIONS. For purposes of this Agreement and in addition to the other terms defined in this Agreement, each of the following terms, when used with an initial capital letter, shall have the following meanings:

1.1     CLOSING. The consummation of the conveyance of the Property as contemplated by this Agreement.

1.2     CLOSING DATE. The date upon which Closing occurs.

1.3     CONTRACTS. Those farming, husking, nut purchase, service, maintenance, and/or management contracts affecting the Property as described on Exhibit 1 attached hereto, if any (the “Schedule of Contracts”) except those contracts, if any, which Transferee has notified Owner, prior to the end of the Investigation Period, that Transferee elects not to assume.

1.4     CODE. The Internal Revenue Code of 1986, as amended.

1.5     DEPOSIT. The earnest money deposit to be paid by Transferee to the Escrow Agent (defined below) in accordance with Section 2.2, together with all interest earned thereon.

1.6     DOCUMENTS. The items to be delivered by Owner to Transferee pursuant to Section 3 of this Agreement.

1.7     ENVIRONMENTAL REPORT. The Phase I Environmental Site Assessment of the Property.

1.8     ESCROW AGENT. Title Guaranty Escrow Services, Inc., located at 235 Queen Street, Honolulu, HI 96813, Office: 808-521-0208, Fax: 808-521-0280, jtrueblood@tghawaii.com Attention: Jeremy Trueblood.

1.9     TRANSFEREE’S TITLE POLICY. The owner’s title insurance policy (which shall be ALTA owner’s extended coverage or equivalent) to be issued in the amount of the Acquisition Price (defined below) to Transferee (and/or its assignee) upon Closing by the Title Company insuring Transferee’s (or its assignee’s) title to the Real Property subject only to the Permitted Exceptions and containing such endorsements as are requested by Transferee prior to the end of the Investigation Period. Transferee will confirm the availability of the Transferee’s Title Policy in such form prior to the end of the Investigation Period.

1.10     FORCE MAJEURE. Any (i) strike, lockout or labor dispute, (ii) inability to obtain labor or materials or reasonable substitutes therefor, (iii) acts of God, governmental action, civil commotion, fire or other casualty, or (iv) such other conditions similar to those enumerated above or beyond the reasonable control of either party to this Agreement.

1.11     INTANGIBLE PERSONAL PROPERTY. All rights such as tradenames, goodwill, guarantees, warranties and permits owned by the Owner and used solely in the operation of the Property.

1.12     INVESTIGATION PERIOD. Except as otherwise provided herein, a period commencing on the Effective Date and ending at 5:00 p.m., Hawaii Standard Time on the thirtieth (30th) day following the Effective Date. The Investigation Period may be extended by the Transferee for an additional period of thirty (30) days with prior written notice to Owner.

1.13     LAND. Those certain real properties, consisting of approximately 736 acres of fee simple land, which are located in Keaau, Hawaii, more particularly described on Exhibits 2.1, 2.2, 2.3, 2.4 and 2.5 attached hereto (collectively the “Legal Description”).

1.14     LEASES. The leases and all modifications and amendments thereto pertaining to the Real Property (defined below) existing on the date hereof and shown on Exhibit 4 attached hereto or entered into by Owner pursuant to Section 5 of this Agreement and approved in writing by Transferee.

1.15     OWNER’S ACTUAL KNOWLEDGE. The actual knowledge of Russell Geyser, not individually, but solely as the President of Geyser Asset Management, Inc., as Agent on behalf of Owners. Owner represents to Transferee that the foregoing person(s) are the representatives of Owner who are most likely to know about the matters described in those representations, warranties and covenants to which the phrase “Owner’s Actual Knowledge” applies.

1.16     PERMITTED EXCEPTIONS. The Permitted Exceptions are:

(i)     The rights of the Tenants the Leases;

(ii)     The lien of all ad valorem real estate taxes for the year in which the Closing occurs that are not yet due and payable; and

(iii)     Any items shown on the Title Commitment (defined below) and approved by Transferee pursuant to Section 9.5 of this Agreement.

1.17     PERSONAL PROPERTY. All Tangible Personal Property (defined below) and Intangible Personal Property.

1.18     PROPERTY. The Real Property (defined below), Personal Property, Macadamia Trees, Windbreak Trees, the Contracts and Leases.

1.19     REAL PROPERTY. The Land, together with the Structures and all other improvements, fixtures, easements, appurtenances, hereditaments, easements for access, power, water, and other interests and rights of the Owner which are appurtenant thereto.

1.20     STRUCTURES. The agricultural structures located on the Land, if any.

1.21     TANGIBLE PERSONAL PROPERTY. All physical assets owned by Owner that are located on, within, over or under the Real Property, or those physical assets owned by Owner that are used solely in the operation of the Property, including those more particularly set forth on Schedule 2 of Exhibit 11 attached hereto (the “Tangible Personal Property Schedule”).

1.22     TENANT IN COMMON INVESTORS. The fee owners of the Property, listed on Schedule I.

1.23     TENANTS. The tenants under the Leases, and their permitted successors and assigns.

1.24     TITLE COMMITMENT. The title insurance commitment to be issued in connection with this transaction by the Title Company.

1.25     TITLE COMPANY. TITLE GUARANTY OF HAWAII, INC., as agent for Chicago Title Insurance Company or other insurance company acceptable to Transferee.

1.26     MACADAMIA TREES AND WINDBREAK TREES. All of the macadamia trees and windbreak trees (“Trees”) located on the Land,

2.     ACQUISITION. Owner agrees to convey and Transferee agrees to acquire, in each case subject to the terms and conditions of this Agreement, the Property, and all of Owner’s right, title and interest in and to the Property.

2.1     ACQUISITION PRICE. The acquisition price (the “Acquisition Price”) for the Property shall be EIGHT MILLION ONE HUNDRED THOUSAND DOLLARS ($8,100,000).

2.2     EARNEST MONEY DEPOSIT. Within three (3) business days after the Effective Date, Transferee shall make an earnest money deposit of One Hundred Thousand Dollars ($100,000) (“Deposit”). Deposit shall be payable to the Escrow Agent by wire transfer or certified check or other form of immediately available funds as directed by Transferee.

2.3     ESCROW AGENT. The Escrow Agent shall hold and retain the Deposit (together with interest earned thereon) in trust and shall disburse the same in accordance with the terms and conditions contained in this Agreement. The Deposit shall be placed in an interest-bearing account with such interest being reported under Transferee’s tax identification number. If the acquisition of the Property is consummated as provided in this Agreement, the Deposit shall be returned to Transferee at Closing and shall not be applied against the payment of the Acquisition Price. If Transferee terminates this Agreement in accordance with any right to terminate granted pursuant to this Agreement as to which the Deposit is to be refunded, the Deposit shall be immediately delivered by the Escrow Agent to Transferee and, thereafter, this Agreement shall terminate and be of no further force and effect, except for those rights, obligations or liabilities set forth in this Agreement which expressly survive the termination of this Agreement.

2.4     CLOSING. Except as otherwise provided in this Agreement, the Closing shall take place no more than thirty (30) days of expiration of the Investigation Period, as mutually agreed by Owner and Transferee. On the Closing Date, the Acquisition Price shall be paid to Owner by wire transfer, certified check or other form of immediately available funds.

3.     DELIVERIES. All due diligence materials provided to Transferee (“Due Diligence Materials”) shall be complete originals or true, correct and complete copies. Until Closing, Transferee and Transferee’s agents, employees and consultants shall maintain all Due Diligence Materials as confidential information, except for such disclosures as may be required by law. If the purchase and sale of the Property is not consummated in accordance with this Agreement, regardless of the reason or the party at fault, Transferee shall immediately re-deliver to Owner all copies of the Due Diligence Materials. To the extent that the same are in Owner's possession or control (except that Owner shall, at Owner’s expense, order the Title Commitment described in Section 3.1 below), Owner shall deliver copies of the following documents to Transferee, as set forth below (Owner shall deliver all of such documents within five (5) days of the Effective Date, and for every day after such five (5) days that Owner fails to deliver such documents, the Investigation Period shall be extended by one additional day):

3.1     TITLE COMMITMENT. Owner will request the Escrow Agent to issue the Title Commitment to Transferee and will deliver copies of all documents referenced in the Title Commitment.

3.2     SURVEY. Owner shall provide Transferee with an existing survey of the Property, if any (“Existing Survey”).

3.3     CONTRACTS. Owner shall cause to be delivered to Transferee legible, fully executed copies of the Contracts.

3.4     ENVIRONMENTAL. Owner shall cause to be delivered to Transferee a copy of any environmental reports in its possession or control with respect to the Property.

3.5     EXISTING TITLE POLICY. Owner shall cause to be delivered to Transferee copies of Owner’s existing title insurance policies for the Property (“Owner’s Existing Title Insurance Policy”).

3.6     LEASES. Owner shall cause to be delivered to Transferee legible copies of the Leases.

3.7     SOILS AND OTHER TESTS, MAPS AND REPORTS. Owner shall cause to be delivered to Transferee copies of any soils tests or other engineering, traffic, parking, structural, architectural or archaeological reports, appraisals, topographical or archaeological maps and other reports, studies, maps and analyses pertaining to the Property and in the possession or control of Owner.

3.8     RESERVED.

3.9     PERMITS AND GOVERNMENTAL INFORMATION. Owner shall cause to be delivered to Transferee copies of any building, utility, grading or other governmental permits and all correspondence with governmental entities applicable to the Property in Owner’s possession or control.

3.10     REPORTS. Owner shall cause to be delivered to Transferee copies of income and expense reports with respect to the Property, including but not limited to the following reports for each of the three immediately preceding calendar years and current 2015 year-to-date: income and expense reports and accounts receivables aging statements showing delinquencies by any tenants.

3.11     TENANT CORRESPONDENCE. Owner shall make available to Transferee for inspection by Transferee copies of all correspondence from Tenants or proposed tenants or any other information related thereto contained within Owner’s files, Owner’s property manager’s files or such other files within Owner’s possession or control.

3.12     DUE DILIGENCE MATERIALS. Owner shall cause to be delivered or made available to Transferee such other documents and materials (if any) described on Exhibit 3 attached hereto (the “Initial Due Diligence List”) to the extent in Owner’s possession or control and which are not already described in Section 3 of this Agreement.

4.     PRORATIONS AND EXPENSES.

4.1     TAXES. Real estate taxes applicable to the Property are currently paid by the Tenants under the Leases. In the event real estate taxes are past due and payable as of Closing, Owner shall be responsible for causing the Tenant to pay the delinquent and past due real estate taxes, and such amounts (if any) on or before Closing.

4.2     RENTS. All income and rents of the Property (including additional rents, and other similar charges under the Leases, if any) collected prior to the Closing Date shall be prorated as of the Closing Date. There will be no proration for rents accrued but not collected as of the Closing Date. Transferee agrees to remit to Owner any rents collected by Transferee which are attributable to the period prior to the Closing Date; provided, however, notwithstanding the foregoing, Transferee’s obligation to collect any such rents shall be limited to its use of commercially reasonable efforts without the commencement of litigation or the expenditure of more than a nominal amount per Tenant and any rents, net of the costs of collection, collected by Transferee pursuant to this Section 4.2 shall be applied first to current rents and then to past due rents in inverse order of maturity. Owner has no right to pursue collection of rents due Owner under any of the Leases.

4.3     PROCEDURAL TERMS. Such other items as are customarily prorated in transactions of the type contemplated in this Agreement shall be ratably prorated. All prorations to be made pursuant to this Agreement shall be made as of 11:59 p.m. local time on the date immediately preceding Closing, using the actual number of days of the year and month which shall have elapsed as of the date immediately preceding Closing and, to the extent reasonably practicable, such prorations shall be determined at Closing. To the extent operating income, operating expenses or other charges to be prorated are not available at Closing, then such prorations shall be adjusted and completed after Closing as and when complete information becomes available. Owner and Transferee agree to cooperate and use their best efforts to complete such prorations or adjustments that are not available at Closing no later than thirty (30) days after Closing. Such items of income and expense for the period prior to the date of Closing will be for the account of Owner and such items of income and expense for the period on and after Closing will be for the account of Transferee, all as determined by the accrual method of accounting, except rents will be prorated and adjusted only if, as and when collected. Bills received after Closing to the extent they relate to expenses incurred for services performed prior to Closing shall be paid by Owner, and those which relate to services performed after Closing (except as otherwise agreed to by the parties, in writing) shall be paid by Transferee; provided, however, that Transferee’s obligations under this Agreement to assume and pay for services rendered after Closing pursuant to the Contracts shall not apply to any Contract which Transferee elected not to assume during the Investigation Period. Transferee shall furnish to Owner after the Closing, at such time as a proration is required under this Section 4, but no more often than once every six (6) months, a statement setting forth all information necessary to support such proration and the calculation of such proration. Owner shall have the right, at any time after the Closing upon prior written notice to Transferee and at Owner’s sole cost, to review, inspect and audit any and all books, records and other information of Transferee relating to any proration required under this Section 4. Transferee and Owner shall promptly pay to the other party any amount due to the other party as a result of any proration required under this Section 4. All amounts due hereunder shall be payable no later than twenty (20) days after demand by the payee.

4.4     SURVIVAL OF SECTION 4. Owner agrees that the prorations and adjustments set forth herein (including security deposits) will be scheduled and listed in a manner consistent with Transferee’s like-kind exchange structure which will not, however, result in any additional costs or loss of credits to Owner, except that items paid by Owner for periods after the Closing Date and other similar items such as deposits made by Owner under Service Contracts to be assumed by Transferee shall be deducted from credit adjustments. The agreements of Transferee and Owner in this Section 4 shall survive Closing of this Agreement.

5.     LEASING. Between the Effective Date and the Closing Date, Owner agrees not to enter into or modify any lease of all or a portion of the Property without Transferee’s prior written consent. Prior to the termination of the Investigation Period, Transferee shall not unreasonably withhold its consent to any proposed lease or lease modification that satisfies the Leasing Conditions (hereinafter defined). Thereafter, Transferee may withhold its consent in its sole and absolute discretion.

6.     CLOSING EXPENSES.

6.1     OWNER’S COSTS. Owner shall pay (i) any documentary, transfer or similar tax payable in connection with the delivery or recording of any instrument or document provided for or contemplated by this Agreement, (ii) the charges for or in connection with the recording of any closing instrument or closing document provided for herein or contemplated by this Agreement, (iii) any conveyance tax or other transfer, sales or use taxes applicable to the transactions contemplated by this Agreement and/or any such tax payable in connection with the conveyance of the Real Property by Owner, (iv) Owner’s legal fees and expenses, (v) the cost of satisfying any indebtedness secured by the Property or any portion thereof, including, without limitation, any prepayment penalties or other fees that are charged by the lender of such indebtedness, (vi) all brokerage fees (if any) payable in connection with this Agreement, (vii) any current assessments with respect to the Property, (viii) one-half of the escrow fee, (ix) sixty percent (60%) of the costs of Transferee’s Standard Title Policy, (x) any fee for the issuance of the Title Commitment and Pro Forma Policy, and (xi) any other charges, not otherwise the responsibility of Transferee pursuant to Section 6.2 below of this Agreement.

6.2     TRANSFEREE’S COSTS. Transferee shall pay (i) Transferee’s legal fees and expenses, (ii) all expenses incurred by Transferee in connection with Transferee’s due diligence, (iii) one-half of the escrow fee and (iv) forty percent (40%) of the costs of Transferee’s Standard Title Policy.

7.     COVENANTS, REPRESENTATIONS AND WARRANTIES.

7.1     OWNER. Subject to the “AS-IS” clause set forth below, Owner hereby covenants, represents and warrants to Transferee that:

7.1.1     INTERNAL APPROVALS. Owners own undivided tenant-in-common interests in the Property, and the terms of their respective ownership of the Property are governed by that certain Co-Ownership Agreement dated October 1, 2009 by and between the Owners (the “Co-Ownership Agreement”). The Co-Ownership Agreement requires the unanimous approval of the Owners to approve any sale of the Property. Owners have unanimously approved the execution of this Agreement and the performance of the transactions contemplated hereby, including the sale of the Property, in accordance with the provisions of the Co-Ownership Agreement.

7.1.2     ACTIONS. To Owner’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment or governmental investigation against the Property or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on title to the Property or any portion thereof or which could in any material way prevent or interfere with the consummation by Owner of the transaction contemplated by this Agreement. Owner shall promptly notify Transferee of any lawsuits, condemnation proceedings, rezoning, or other governmental order or action or any threat thereof known to Owner that could reasonably be expected to adversely affect the Property.

7.1.3     NO NOTICES. To Owner’s knowledge, no written notice has been given by any governmental authority or other third party: (i) of any violation of any law applicable to the Property that has not been corrected; or (ii) asserting that any condition exists at the Property giving rise to liability under any law applicable to the Property that would be applicable to Transferee or effect on the Property after Closing.

7.1.4     NO VIOLATIONS. To Owner’s knowledge, there are no violations of, or conditions giving rise to liability under, any law applicable to the Property or Owner.

7.1.5     LIMITATIONS AND RESTRICTIONS. Owner shall not further encumber the Property in any way.

7.1.6     COSTS OF CONSTRUCTION. Prior to Closing, Owner shall bear all costs incurred in connection with the ownership, operation and farming of the Property. Prior to Closing, Transferee shall have no obligation for any costs incurred with respect to the ownership or operation of the Property.

7.1.7     PROTECTION AGAINST LIEN CLAIMS. Owner will, at its option, do any one or more of the following prior to Closing in connection with the construction of the Structures in order that the Property and the Structures shall be lien-free at Closing: (i) pay and discharge all claims and liens for labor done and materials and services furnished, or (ii) post appropriate security to release the Property from the effect of any liens claimed for work or materials in dispute, or (iii) cause title insurance to be furnished to Transferee to insure title against any liens claimed for work or materials in dispute.

7.1.8     ENCUMBRANCES. At Closing, there shall be no financing or debt secured by the Property which has been created by Owner, including without limitation any deed(s) to secure debt or similar instruments encumbering the Property. If any such financing or debt encumbrances exist, Owner warrants that at or before Closing, Owner shall cause the release of any such encumbrances without cost or expense to Transferee.

7.1.9     CONDEMNATION. There is no pending, or, to Owner’s Actual Knowledge, contemplated condemnation proceedings affecting the Property or any part thereof. There are no leases, commitments for a leasehold interest or tenancies which pertain to or are applicable with respect to the Property other than the Leases.

7.1.10     ORGANIZATION; AUTHORITY. Owner has all necessary power to execute and deliver this Agreement and perform all of Owner’s obligations under the Agreement. To Owner’s Actual Knowledge, the execution, delivery and performance of this Agreement by Owner (i) has been duly and validly authorized by all necessary action on the part of Owner; (ii) does not conflict with or result in a violation of Owner’s organizational documents or any judgment, order or decree of any court or arbiter in any proceeding to which Owner is a party; and (iii) does not conflict with or constitute a material breach of, or constitute a material default under any contract, agreement or other instrument by which Owner is bound or to which Owner or any persons constituting Owner is a party.

7.1.11     TAXES. To Owner’s Actual Knowledge, there are no delinquent taxes or assessments levied upon the Property which have not been paid.

7.1.12     ENVIRONMENTAL To Owner’s Actual Knowledge, there has been no leaching, leaking, discharging, emissions, escapes, spilling, or release on, onto or into, and no production, disposal, storage or installation on the Property (including, without limitation, the soil, surface water, or ground water thereof) caused by Owner, or, to Owner’s Actual Knowledge, by any third party, of: (i) any “hazardous substance” or “pollutant or contaminate” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et. seq. (“CERCLA”); (ii) any asbestos containing materials; (iii) any radioactive materials; or (iv) any other waste, material, pollutant or substance declared hazardous or toxic or otherwise regulated under Federal or Hawaii law or regulations (all such wastes, substances, materials and pollutants specified in clauses (i)-(iv) above are hereinafter collectively referred to as “Hazardous Materials”), other than those which may be stored or used by tenants in their business or otherwise utilized in the ordinary course of construction, which storage or use complies with applicable law. To Owner’s Actual Knowledge, there is no proceeding or inquiry by any governmental agency or before any court with respect to any Hazardous Materials affecting the Property. To Owner’s knowledge, all information in Owner’s possession regarding the environmental condition of the Property, including any use, generation, disposal and/or presence of Hazardous Materials on the Property, has been made available to Transferee.

7.1.13     LEASES. With regard to the Leases:

(i)     Writing No Other Rights. All written Leases shall constitute the entire agreement with each Tenant. None of the Leases shall be modified, altered, amended, or shall differ in any respect from the copies which are delivered to Transferee. No Tenant shall have any right to renew or extend its Lease, except as shown in such copies (and approved or deemed approved by Transferee in advance), nor shall any interest in the Property have been granted to any Tenant, other than a leasehold possessory interest, except as shown in such copies (and approved by Transferee in writing in advance).

(ii)     No Defaults. Owner, as the landlord under each of the Leases, shall not commit any default thereunder and shall perform all of the obligations required of landlord thereunder.

(iii)     Unexpired Concessions. As of Closing, there shall be no unfulfilled or unexpired concessions remaining with respect to any of the Leases, including, without limitation, free rent or operating expense credits, except as approved by Transferee in writing.

(iv)     No Assignments. As of Closing, none of Owner’s interest in the Leases and none of the rents or other amounts payable thereunder shall have been assigned, pledged, or encumbered previously, except in connection with any loan secured by the Property, or an interest in Owner, to be satisfied at Closing.

(v)     No Commissions. No brokerage, finder’s or leasing commissions or other compensation will be due or payable by Owner to any person, firm, corporation, or other entity with respect to or on account of any of the Leases or any extension, expansion, or renewals of the Leases.

7.1.14     CC&Rs. There are no declarations of restrictions or covenants affecting the Property except as disclosed in the Title Commitment, if any.

7.1.15     RENT ROLL. The rent roll attached hereto as Exhibit 11 is true, correct and complete in all material respects. Owner will update the rent roll two (2) days prior to the Closing Date (the “Closing Rent Roll”) that is complete and accurately sets forth the, tenant name, annual and monthly rent, security deposit, commencement date and expiration date for each Lease.

7.1.16     RESERVED.

7.1.17     CONDITION. From and after the Effective Date until Closing, Owner shall maintain the Property in its then condition and repair, subject to improvements to be made by Owner in connection with any of the Leases and subject to casualty and condemnation.

7.1.18     INDEMNITY. Approving Owners shall indemnify, defend (with counsel of Transferee’s choice) and hold harmless Transferee, its principal owners, officers, agents, managers, members and employees, from and against all claims, demands, loss, damages, claims for injunctive relief, lawsuits, arbitrations, mediations, actions, including appeals of court rules, decisions and/or judgments that are initiated by or involve Dissenting Owners or Approving Owners relating to the Property or this Agreement. Approving Owners indemnity in this Section shall survive Closing or the earlier termination of this Agreement for the duration of the applicable statutory period.

7.1.19     DEFECTS. Owner shall inform Transferee in writing if it receives any written notification of a structural, electrical, mechanical, plumbing, roofing or paving defect or other defects in the improvements located upon the Property, but such notice will not affect the rights and obligations of the parties hereto, except as otherwise provided herein.

7.1.20     TENANT RIGHTS. Except as provided in the applicable Leases or as reflected in Owner’s Existing Title Insurance Policy, no Tenants or other parties shall have any possessory rights, options (including, as an example and without limitation, extension, early termination, cancellation or expansion), rights of first refusal or rights to purchase the Property.

7.1.21     RENT. Owner shall inform Transferee in writing if Owner becomes aware that (i) any Tenant files for bankruptcy protection or notifies Owner of its intent to file for bankruptcy protection, or (ii) there are any consistent late payments of rent under the Leases or pending or proposed subleases or assignments that have not been disclosed in writing to Transferee.

7.1.22     NO DEFAULT. Neither the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement nor the compliance with the terms and conditions of this Agreement will (i) violate or conflict, in any material respect with any provision of Owner’s operating agreement or any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restrictions of any government, governmental agency or court to which Owner is subject, or (ii) result in any material breach or the termination of any Lease, agreement or other instrument or obligation to which Owner is a party or by which any of the properties or assets of Owner may be subject, or cause a lien or other encumbrance to attach to any of the Property. Owner is not a party to any contract or subject to any other legal restriction that would prevent or restrict complete fulfillment by Owner of all of the terms and conditions of this Agreement.

7.1.23     LICENSES. If applicable, Owner has or will, to Owner’s Actual Knowledge, deliver to Transferee copies of all material government licenses and permits required for Owner’s use and ownership of the Property, to the extent in Owner’s possession or control (the “Licenses”). No actions or proceedings to revoke any Licenses are pending or, to Owner’s Actual Knowledge, threatened.

7.1.24     INSURANCE POLICIES. Owner agrees to maintain the existing insurance policies (which are presently in force) or comparable coverage in full force and effect at all times from and after the Effective Date through and including Closing. Owner has not received any written notice from any insurance carrier of its intent to discontinue any such insurance coverage.

7.1.25     RESERVED.

7.1.26     TERRORISM. Neither Owner nor any individual or entity having an interest in Owner is a person or entity described by Section 1 of Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities.

7.1.27     BANKRUPTCY. Owner has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Owner’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Owner’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Owner’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

7.1.28     IRC. Owner is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.

7.2     AT CLOSING. Pursuant to Section 14.1.3 of this Agreement, it is a condition precedent to Closing that all of the representations, warranties and covenants set forth in Section 7.1 shall be true, correct and complete in all material respects on and as of Closing with the same force and effect as if made at that time.

7.3     TRANSFEREE. Transferee represents and warrants to Owner that Transferee is a limited partnership validly existing under the laws of the State of Delaware and, subject to approval of the board of directors of Transferee’s general partner as set forth in Section 14.1.6 has all necessary power to execute and deliver this Agreement and perform all of Transferee’s obligations under this Agreement. The execution, delivery and performance of this Agreement by Transferee (i) does not conflict with or result in a violation of Transferee’s organizational documents or any judgment, order or decree of any court or arbiter in any proceeding to which Transferee is a party; and (ii) does not conflict with or constitute a material breach of, or constitute a material default under any contract, agreement or other instrument by which Transferee is bound or to which Transferee or any persons constituting Transferee is a party. Transferee is not a party to any contract or subject to any other legal restriction that would prevent or restrict the complete fulfillment by Transferee of its obligations under this Agreement.

7.4     SURVIVAL OF SECTION 7. Except as otherwise provided herein, the representations of the parties in Section 7 shall survive Closing or termination of this Agreement for a period of twelve (12) months thereafter.

8.     CONDEMNATION. In the event of the taking of all or any part of the Property prior to Closing by eminent domain or condemnation, then if such taking (i) shall have resulted in the loss of 5% or more of the area of the Land, or (ii) shall materially and adversely affect access to the Land (in Transferee’s reasonable judgment), Transferee at its option, exercisable by written notice to Owner (such notice to be given in any event no more than thirty (30) days after Owner shall have requested in writing that Transferee exercise such option), may terminate this Agreement, whereupon neither party will have any further obligations hereunder (and the Deposit shall be refunded and returned to Transferee); provided, however, that unless this Agreement shall be terminated pursuant to the preceding clause, the parties shall continue under this Agreement, and (A) Owner will assign to Transferee all its interest in and to any award and proceeds thereof payable as a result of such taking or (B) if such award and proceeds shall have been received by Owner prior to Closing, the Acquisition Price payable at Closing shall be adjusted by reducing the same by the aggregate amount of such award or proceeds so received by Owner.

9.     INVESTIGATION PERIOD.

9.1     INSPECTION OF PROPERTY. From and after the Effective Date and, if this Agreement has been terminated, through the date of termination or Closing, Transferee shall have the right to conduct any and all inspections, surveys, environmental audits, archaeological surveys, surface and subsurface explorations and tests respecting the Property and the Structures; including without limitation, archaeological trenching, environmental boring, geotechnical boring review any of Owner’s files regarding the Tenants and the Leases prior to the Closing; physically inspect the Property provided such inspection does not unduly disrupt any tenancy or damage the Property; review all Contracts; review all construction documents; and conduct such other inspections and reviews as shall be reasonably necessary for Transferee to determine Transferee’s desire to proceed to close the transaction described in this Agreement in Transferee’s reasonable discretion.

9.2     INDEMNIFICATION. In consideration of Transferee’s right to inspect the Property as described in Section 9.1, Transferee agrees to indemnify, defend and hold Owner harmless from any actions, suits, liens, claims, damages, expenses, losses and liability for damage to personal property or personal injury to the extent arising from or attributable to any acts performed by Transferee or its authorized agents in exercising Transferee’s rights under Section 9.1 (including Owner’s reasonable attorneys’ fees and costs relating to any such indemnified claims, but excluding the discovery of any pre-existing conditions and any matter to the extent, but only to the extent, arising out of the act or negligence or misconduct of Owner). This agreement to indemnify Owner shall survive Closing and any termination of this Agreement for a period of twenty-four (24) months from Closing or termination of this Agreement.

9.3     TERMINATION. Transferee has the right, for any or no reason, at any time prior to the expiration of the Investigation Period, to notify Owner, in writing, of Transferee’s desire to terminate this Agreement and, in such event, the Deposit will be refunded to Transferee and this Agreement shall be terminated and neither party shall have any further rights or obligations under this Agreement, except as expressly provided in this Agreement. If this Agreement is terminated or deemed terminated by Transferee, Transferee will deliver to Owner, without recourse, representations or warranty, copies of any final tests, studies or reports relating to the Property’s physical condition prepared for Transferee and in Transferee’s possession or control.

9.4     ACCEPTANCE. If Transferee elects not to exercise such termination right, Transferee shall provide written notification to Owner of such prior to the end of the Investigation Period, in which event, Closing shall proceed in accordance with the provisions of this Agreement. If Transferee fails to give Owner notice prior to the expiration of the Investigation Period of Transferee’s election not to terminate, Transferee shall be automatically deemed to have elected to terminate this Agreement. In such event, the Deposit will be refunded to Transferee and neither party shall have any further responsibility under this Agreement, except as may be expressly provided in this Agreement.

9.5     TITLE OBJECTIONS; CURE OF TITLE OBJECTIONS. Transferee shall have from the Effective Date and ending at 5:00 p.m. (local time at the Property) on the last day of the Investigation Period (a) to review the status of title to the Property, including the exceptions to title and including any unrecorded encumbrances on realty affecting the Property, the terms and conditions of the Title Commitment, and any endorsements or modifications required by Transferee with respect to the same, all of which must be satisfactory to Transferee in its discretion, and (b) to cause the Title Company to prepare a proforma title insurance policy (the “Pro Forma Policy”) covering the Property, with endorsements, all of which must be satisfactory to Transferee in its discretion. If Transferee shall be dissatisfied with the status of title to the Property in any manner, including any matter contained in the Title Commitment or any item shown as an exception on the Pro Forma Policy, Transferee instead may, prior to the end of the Investigation Period, elect to terminate this Agreement. Any item shown as an exception on the Pro Forma Policy to which Transferee does not so object shall constitute a “Permitted Exception” subject to which the Property shall be conveyed. In the event Transferee shall notify Owner of objections to any matter contained in the Title Commitment or any item shown as an exception on the Pro Forma Policy, Owner shall have the right, but not the obligation, within five (5) days after receipt of Transferee’s objections, and at Owner’s cost, to notify Transferee in writing of Owner’s agreement to cause a cure of such objections prior to Closing , in which event Owner shall, upon giving such notice, be reasonably obligated under this Agreement to cause such cure prior to Closing and to furnish Transferee with written evidence of such cure prior to Closing (including, if so specified by Transferee, recorded releases and discharges of objectionable exceptions and including in any event the Title Company’s written acceptance (by endorsement or otherwise) of all modifications to the Pro Forma Policy required to reflect such release and discharges) satisfactory to Transferee in its discretion. If Transferee shall have objected to the status of title to the Property by the end of the Investigation Period but, within five (5) days after the end of the Investigation Period, Owner shall not have notified Transferee in writing of Owner’s agreement to cure such objections prior to Closing to the satisfaction of Transferee, then Transferee shall have the following options: (i) to accept, by written notice to Owner and the Escrow Agent prior to the end of the Investigation Period, a conveyance of the Property subject to the Permitted Exceptions, specifically including any item shown in the Pro Forma Policy objected to by Transferee which Owner is unwilling or unable to cure, and without reduction of the Acquisition Price; or (ii) to terminate this Agreement. If Transferee fails to timely deliver notice of election of one of the options in the preceding sentence prior to the end of the Investigation Period, Transferee will be deemed to have elected to terminate this Agreement. If Transferee shall require endorsements to be added or the Pro Forma Policy to be otherwise modified as a condition to Transferee’s approval and further if the Title Company shall agree in writing to the same, whether at the end of the Investigation Period or, if applicable, following Transferee’s objections and Owner’s cure of such objections as set forth in this Section 9.5, then the Pro Forma Policy as so endorsed and modified shall constitute the “Revised Pro Forma Policy”.

Notwithstanding anything herein or elsewhere to the contrary, Owner shall in any event be obligated to (i) execute and deliver to the Title Company at Closing an Owner’s Affidavit in the form mutually acceptable to Owner and Title Company (which Owner’s Affidavit shall be among the documents required under Section 12.1 to be delivered by Owner at Closing); and (ii) cure and cause to be discharged of record and removed (via endorsement of the Title Commitment) from the Pro Forma Policy or, if endorsed and modified as set forth in this Section 9.5, the Revised Pro Forma Policy at or prior to Closing (without any requirement that Transferee object thereto) all references to claims arising out of rights customarily and traditionally exercised for subsistence, cultural, religious, access or gathering purposes, as provided for in the Hawaii Constitution or the Hawaii Revised Statutes, all monetary liens (including all mortgages or deed of trust liens or security interests or mechanic’s liens or tax liens, other than the lien for ad valorem real property taxes and assessments not due and payable as of the date of Closing relating to the Property), and any other lien, lease, license, easement, restriction, covenant or any other encumbrance that (A) arises pursuant to an instrument signed by Owner, and (B) becomes an exception to or otherwise encumbers title after the effective date of the Title Commitment but prior to Closing (an “Owner Post-Commitment Encumbrance”) unless expressly permitted under this Agreement or unless otherwise expressly approved in writing by Transferee.

In the event that any defect, lien, encumbrance, adverse claim or any other matter, including any claim of easement not shown by the public records, or any encroachments, encumbrances or matters of fact that would be shown by an accurate survey but that are not shown on the Existing Survey, becomes an exception to title after the effective date of the Title Commitment but prior to Closing, other than the Owner Post-Commitment Encumbrances, if any, which Owner Post-Commitment Encumbrances Owner shall be required to discharge and release prior to Closing under the provisions of the preceding grammatical paragraph (a “Post-Commitment Encumbrance”), Transferee may, at any time prior to Closing, notify Owner in writing of its objection to such Post-Commitment Encumbrance. In the event Transferee shall notify Owner of objections to any Post-Commitment Encumbrance, Owner shall have the right, but not the obligation, within five (5) days after receipt of Transferee’s objections (but not later than the date of Closing), and at Owner’s cost, to notify Transferee in writing of Owner’s agreement to reasonably attempt to cure such objections as soon as reasonably practicable and in any event no later than the date three (3) days prior to Closing (the “Cure Deadline”) to the specifications identified by Transferee in such notification of objections, in which event Owner shall, upon giving such notice, be obligated to use commercially reasonable efforts to effect such cure prior to the Cure Deadline and to furnish Transferee with written evidence of such cure prior to the Cure Deadline (including, if so specified by Transferee, recorded releases and discharges of objectionable exceptions and including in any event the Title Company’s written acceptance (by endorsement or otherwise) of all modifications to the Pro Forma Policy (or, if applicable, Revised Pro Forma Policy) required to reflect such release and discharges) reasonably satisfactory to Transferee in its discretion. If Transferee shall have objected to any such Post-Commitment Encumbrance but either (y) Owner shall not have timely notified Transferee in writing of Owner’s agreement to attempt to cure such objections prior to the Cure Deadline (or prior to Closing, if a Post-Commitment Encumbrance shall become an exception to title after the Cure Deadline but prior to Closing) to the satisfaction of Transferee, or (z) Owner shall have notified Transferee in writing of Owner’s agreement to attempt to cure such objections prior to the Cure Deadline (or prior to Closing, if a Post-Commitment Encumbrance shall become an exception to title after the Cure Deadline but prior to Closing) to the satisfaction of Transferee, but Owner shall have failed to cure such objection prior to the Cure Deadline (or prior to Closing, if a Post-Commitment Encumbrance shall become an exception to title after the Cure Deadline but prior to Closing) to the satisfaction of Transferee, then Transferee shall have the following options: (i) to accept, by written notice to Owner and the Escrow Agent prior to the date of Closing (or on the date of Closing in connection with Post-Commitment Encumbrances arising subsequent to the Cure Deadline), a conveyance of the Property, subject to such Post-Commitment Encumbrance (in which event, such Post-Commitment Encumbrance shall constitute a Permitted Exception), and without reduction of the Acquisition Price; or (ii) to terminate this Agreement prior to the date of Closing (or on the date of Closing in connection with Post-Commitment Encumbrances arising subsequent to the Cure Deadline). If Transferee fails to timely deliver notice of election of one of the options in the preceding sentence prior to the date of Closing (or on the date of Closing in connection with Post-Commitment Encumbrances arising subsequent to the Cure Deadline), Transferee will be deemed to have elected to terminate this Agreement. If Transferee shall require endorsements to be added or the Pro Forma Policy and/or Revised Pro Forma Policy to be otherwise modified as a condition to Transferee’s approval and further if the Title Company shall agree in writing to the same, prior to Closing, then the Pro Forma Policy and/or Revised Pro Forma Policy, as applicable, as so endorsed and modified shall constitute the Revised Pro Forma Policy.

If this Agreement shall be terminated as set forth in this Section 9.5, upon such termination the Earnest Money shall be returned to Transferee and the escrow fees of the Escrow Agent shall be paid 50-50 by the parties (which obligations shall survive the termination of this Agreement), and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.

9.6     SURVEY OBJECTIONS. Transferee shall have until the expiration of the Investigation Period to review the configuration, area and survey status of the Property and the survey, all of which must be satisfactory to Transferee in its discretion. If Transferee shall be dissatisfied with the configuration, area or survey status of the Property in any manner, including any matter contained on the survey or the certification of the surveyor, Transferee may, prior to the end of the Investigation Period (or, if applicable, such later date as Transferee may be permitted to exercise any option to terminate this Agreement under Section 9.5), elect to terminate this Agreement. Any matter of survey shown on the survey, in the event Transferee shall not elect to terminate this Agreement prior to the end of the Investigation Period (or, if applicable, such later date as Transferee may be permitted to exercise any option to terminate this Agreement under Section 9.5), shall constitute a Permitted Exception and Transferee shall accept a conveyance of the Property subject to the matters shown on the survey; provided that roads, paths, utility facilities and similar matters of fact relating to the Land shown on the survey delivered to Transferee as referenced in Section 3.2 and as may be shown on the survey shall be informational purposes only with respect to existing features of the Land shall not constitute Permitted Exceptions. If Transferee fails to timely deliver notice of approval of the configuration, area and survey status of the Property and the survey prior to the end of the Investigation Period (or, if applicable, such later date as Transferee may be permitted to exercise any option to terminate this Agreement under Section 9.5), Transferee will be deemed to have elected to terminate this Agreement. Upon such termination the Deposit shall be returned to Transferee and the escrow fees of the Escrow Agent shall be paid 50% by each of the parties (which obligations shall survive the termination of this Agreement), and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.

9.7     AS-IS. EXCEPT FOR THE REPRESENTATIONS OF OWNER EXPRESSLY SET FORTH IN SECTION 7 ABOVE, TRANSFEREE ACKNOWLEDGES, REPRESENTS, WARRANTS, COVENANTS AND AGREES THAT, AS A MATERIAL INDUCEMENT TO OWNER TO EXECUTE AND ACCEPT THIS AGREEMENT AND IN CONSIDERATION OF THE PERFORMANCE BY OWNER OF ITS DUTIES AND OBLIGATIONS UNDER THIS AGREEMENT, NEITHER OWNER, NOR ANY OFFICER, DIRECTOR, PARTNER, SHAREHOLDER, MEMBER, MANAGER, EMPLOYEE, AGENT OR AFFILIATE OF OWNER, NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, MANAGERS, MEMBERS, AGENTS OR AFFILIATES (COLLECTIVELY, THE “OWNER PARTIES”), HAS MADE, AND THAT OWNER AND THE OWNER PARTIES DO NOT MAKE AND SPECIFICALLY NEGATE AND DISCLAIM, ANY STATEMENT, WARRANTY, REPRESENTATION, PROMISE OR GUARANTY (WHETHER ORAL OR IN WRITING) OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, PAST, PRESENT, FUTURE OR OTHERWISE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY, INCLUDING WITHOUT LIMITATION: (1) THE EXISTENCE OF HAZARDOUS SUBSTANCES OR MOLD UPON THE PROPERTY OR ANY PORTION THEREOF; (2) GEOLOGICAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND WATER RESERVOIRS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER AND FAULTING; (3) WHETHER OR NOT AND TO THE EXTENT TO WHICH THE PROPERTY OR ANY PORTION THEREOF IS AFFECTED BY ANY STREAM (SURFACE OR UNDERGROUND), BODY OF WATER, FLOOD PRONE AREA, FLOOD PLAIN, FLOODWAY, SPECIAL FLOOD HAZARD OR NATURAL HAZARD AREA; (4) DRAINAGE; (5) SOIL CONDITIONS, INCLUDING THE EXISTENCE OF INSTABILITY, PAST SOIL REPAIRS, SOIL ADDITIONS OR CONDITIONS OF SOIL FILL, OR SUSCEPTIBILITY TO LANDSLIDES, OR THE SUFFICIENCY OF ANY UNDERSHORING; (6) USAGES OF ADJOINING PROPERTIES; (7) THE VALUE, COMPLIANCE WITH THE PLANS AND SPECIFICATIONS, SIZE, LOCATION, AGE, USE, DESIGN, QUALITY, DESCRIPTION, DURABILITY, STRUCTURAL INTEGRITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF THE PROPERTY OR ANY PORTION THEREOF, OR ANY RIGHTS OR CLAIMS ON OR AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF INCLUDING, WITHOUT LIMITATION, WHETHER OR NOT THE PROPERTY COMPLIES WITH THE REQUIREMENTS OF TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990, 42 U.S.C. §§ 12181-12183, 12186(B)-12189 AND RELATED REGULATIONS; (8) THE PRESENCE OF HAZARDOUS SUBSTANCES IN OR ON, UNDER OR IN THE VICINITY OF THE PROPERTY; (9) THE SQUARE FOOTAGE OF THE REAL PROPERTY; (10) IMPROVEMENTS AND INFRASTRUCTURE, IF ANY, (11) DEVELOPMENT RIGHTS AND EXTRACTIONS; (12) WATER OR WATER RIGHTS; (13) THE DEVELOPMENT POTENTIAL FOR THE PROPERTY; (14) THE ABILITY OF TRANSFEREE TO REZONE THE PROPERTY OR CHANGE THE USE OF THE PROPERTY; (15) THE ABILITY OF TRANSFEREE TO ACQUIRE ADJACENT PROPERTIES; (16) THE EXISTENCE AND POSSIBLE LOCATION OF ANY UNDERGROUND UTILITIES; (17) THE EXISTENCE AND POSSIBLE LOCATION OF ANY ENCROACHMENTS; (18) WHETHER THE IMPROVEMENTS WERE BUILT, IN WHOLE OR IN PART, IN COMPLIANCE WITH APPLICABLE BUILDING CODES; (19) THE STATUS OF ANY LIFE-SAFETY SYSTEMS IN THE IMPROVEMENTS; (20) THE CHARACTER OF THE NEIGHBORHOOD IN WHICH THE PROPERTY IS SITUATED; (21) THE CONDITION OR USE OF THE PROPERTY OR COMPLIANCE OF THE PROPERTY WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, RULES, REGULATIONS OR LAWS, BUILDING, FIRE OR ZONING ORDINANCES, CODES OR OTHER SIMILAR LAWS; AND(OR) (22) THE MERCHANTABILITY OF THE PROPERTY OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE (TRANSFEREE AFFIRMING THAT TRANSFEREE HAS NOT RELIED ON OWNER’S SKILL OR JUDGMENT TO SELECT OR FURNISH THE PROPERTY FOR ANY PARTICULAR PURPOSE, AND THAT OWNER MAKES NO WARRANTY THAT THE PROPERTY IS FIT FOR ANY PARTICULAR PURPOSE). TRANSFEREE ACKNOWLEDGES AND AGREES THAT TRANSFEREE IS OBLIGATED TO AND HAS CONDUCTED ITS OWN INVESTIGATIONS AND STUDIES OF THE PROPERTY AND ALL ASPECTS THEREOF, INCLUDING WITHOUT LIMITATION THE PROPERTY’S CHARACTERISTICS, ITS PHYSICAL CONDITION (INCLUDING ANY PATENT OR LATENT DEFECTS THEREIN), ALL LEGAL REQUIREMENTS APPLICABLE THERETO, THE OPERATION AND USE THEREOF, THE ENVIRONMENTAL CONDITION OF THE PROPERTY AND ALL MATTERS DESCRIBED IN THE PRECEDING SENTENCE. TRANSFEREE AGREES THAT TRANSFEREE IS ACQUIRING THE PROPERTY IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS, WHERE IS”, WITH ALL DEFECTS, FAULTS AND LIABILITIES, PATENT OR LATENT.

TRANSFEREE HAS REQUESTED THAT OWNER FURNISH TRANSFEREE WITH CERTAIN STUDIES, REPORTS AND OTHER INFORMATION IN OWNER’S POSSESSION WITH RESPECT TO THE PROPERTY, INCLUDING ENVIRONMENTAL STUDIES AND SURVEYS. AS AN ACCOMMODATION TO TRANSFEREE, OWNER HAS AGREED TO FURNISH TO TRANSFEREE SUCH INFORMATION; PROVIDED, HOWEVER, TRANSFEREE HEREBY ACKNOWLEDGES AND AGREES THAT OWNER IS MAKING ABSOLUTELY NO REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO ANY SUCH STUDIES, REPORTS OR INFORMATION PROVIDED BY OWNER TO TRANSFEREE. TRANSFEREE ACKNOWLEDGES AND AGREES THAT TRANSFEREE SHALL BE REQUIRED TO VERIFY THE ACCURACY AND DETAILS OF ALL SUCH STUDIES, REPORTS AND INFORMATION SO PROVIDED BY OWNER TO TRANSFEREE IN SUCH MANNER AS TRANSFEREE DEEMS APPROPRIATE. NO REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT, EXPRESS OR IMPLIED, OF OWNER SHALL SURVIVE THE CONVEYANCE OF TITLE EXCEPT THOSE, IF ANY, WHICH ARE HEREIN SPECIFICALLY STATED TO SURVIVE THE CLOSING.

THE ACQUISITION OF THE PROPERTY BY TRANSFEREE SHALL BE CONCLUSIVE EVIDENCE THAT (A) TRANSFEREE HAS FULLY AND COMPLETELY INSPECTED (OR HAS CAUSED TO BE FULLY AND COMPLETELY INSPECTED) THE PROPERTY, AND (B) TRANSFEREE ACCEPTS THE PROPERTY AS BEING IN GOOD AND SATISFACTORY CONDITION AND SUITABLE FOR TRANSFEREE’S PURPOSES.

10.     COOPERATION. Owner shall reasonably cooperate with Transferee in the exercise of Transferee’s due diligence by making information available, but without obligation to undertake any testing or investigation.

11.     CONDUCT PRIOR TO CLOSING. From and after the Effective Date and until the date of Closing, Owner covenants and agrees as follows:

11.1     Owner shall use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Owner is operating and maintaining the Property as of the date hereof. Owner shall maintain the topography and contours of the Property substantially in its current “as is” condition. Owner shall not designate or agree to the designation of any further portions of the Land as “Important Agricultural Land”, Owner shall not initiate any change or agree to any change in the zoning classification and status of the Property, and Owner shall not take or consent to any other actions that might reasonably be expected to diminish the value of the Land. Owner shall not use the Land for any purpose other than what is consistent with its existing agricultural activities on the Land. Owner shall not alter any of the surfaces of the roads or any of the other Improvements, other than as reasonably necessary to maintain the roads, the other Improvements and the Land in their current “as is” condition. Owner shall not construct or install any new improvements on the Land, including any fuel stations, fertilizer tanks or storage infrastructure. Owner shall not use or permit the use of pesticides, herbicides and other chemicals on the Property except the existing types and by the existing methods of application of such chemicals associated with the agricultural activities of Owner or the tenants under the Leases; provided that all such chemicals shall be applied in accordance with label instructions and applicable laws and codes.

11.2     Owner shall not enter into any contract affecting the Property that cannot be terminated with respect to the Property at Closing without cost, penalty or premium to Transferee. Owner shall promptly deliver to Transferee a copy of any tax bill, notice of assessment, or notice of change in a tax rate affecting the Property, any notice or claim of violation from any governmental authority, any notice of any taking affecting or relating to the Property, any notice by any party to any easement or restriction relating to the Property, or any other similar notice affecting or relating to the Property. Owner shall not apply for or consent to any change or modification with respect to zoning, development or use of the Property.

11.3     Owner shall use commercially reasonable efforts to conduct its operations on the Property so as not to give rise to the potential for liability or the incurrence of costs under any Environmental Law. Owner shall notify Transferee as soon as possible of any change for which Owner receives notice or of which Owner becomes aware in the environmental condition of the Property, which change may give rise to the potential for liability or costs under any environmental law. Such changes shall include, but shall not be limited to, the discovery of a present or historical release of Hazardous Materials into the environment.

12.     CLOSING DELIVERIES; OBLIGATIONS AT CLOSING. At Closing, Owner and Transferee, as appropriate, shall deliver to Escrow Agent or its designee the Acquisition Price as provided under Section 2.4 and the following documents, fully executed and in recordable form as applicable, and, in the event that such party fails to do so it shall be in default under this Agreement, and the other party, at its election, may terminate this Agreement and pursue, in its discretion, all applicable remedies as set forth in this Agreement:

12.1     AFFIDAVIT. An executed Owner’s Affidavit (the “Owner’s Affidavit”).

12.2     ASSIGNMENT AND ASSUMPTION OF LEASES. Executed Assignment and Assumption of Leases in the form set forth in Exhibit 6 attached hereto (the “Assignment and Assumption of Leases”). The Leases may be assigned with five (5) Assignment and Assumption of Leases, one for each Lease.

12.3     ESTOPPEL CERTIFICATE. A tenant estoppel certificate from each of the Tenants dated no more than thirty (30) days prior to Closing. Such tenant estoppel certificates shall reasonably conform to the form set forth on Exhibit 5 attached hereto (the “Estoppel Certificate”). Owner shall promptly deliver such form of Estoppel Certificate to each of the Tenants after Owner’s receipt of the same from Transferee. Owner shall promptly deliver copies of the Estoppel Certificates as executed by Tenants after Owner’s receipt of each particular Estoppel Certificate. Such Estoppel Certificates described in this Section 12.3, if received by Owner, shall be delivered no later than the Closing.

12.4     WITHHOLDING CERTIFICATES. Written certifications (the “Withholding Certificates”) and dated no earlier than ten (10) days prior to Closing, which certification shall be in compliance with both (a) the Tax Reform Act of 1984 (the “Act”) and the regulations thereunder that are imposed by the Foreign Investment in Real Property Tax Act (“FIRPTA”) and certifying that whether Owner is a person or entity subject to withholding under FIRPTA, the Act, and (b) the Hawaii Real Property Tax Act and the regulations thereunder (“HARPTA”) and certifying that whether Owner is a person or entity subject to withholding under HARPTA. In the event that Owner shall be unable to deliver a FIRPTA Certificate or the HARPTA Certificate, Transferee shall withhold from the sales proceeds payable to Owner at Closing such amount as is required by federal and state taxing authorities for purposes of income tax withholding, and pay such amounts to the proper authorities. Transferee shall cooperate with Owner in determining the proper amounts to withhold.

12.5     RECERTIFICATION. A recertification of the representations, warranties and covenants made by Owner in this Agreement dated as of Closing and set forth on Exhibit 7 attached hereto (the “Owner’s Certificate”).

12.6     DOCUMENTS RESPECTING POLICY. All evidence of authority documents sufficient to permit the Title Company to issue Transferee’s Title Policy in accordance with the Pro Forma Policy or Revised Pro Forma Policy, if applicable.

12.7     WARRANTY DEEDS. A warranty deed or deeds for the Property in the form set forth on Exhibit 8 attached hereto (the “Warranty Deed”). Title to the Property may be conveyed with five (5) Warranty Deeds, one for each tax map key parcel.

12.8     BILL OF SALE. A Bill of Sale for the Personal Property in the form set forth on Exhibit 9 (the “Bill of Sale”).

12.9     ASSIGNMENT AND ASSUMPTION OF CONTRACTS, AND OTHER INTANGIBLE PROPERTY. An Assignment and Assumption of Contracts, and Other Intangible Property in the form set forth on Exhibit 10 (the “Assignment and Assumption of Contracts, and Other Intangible Property”).

12.10     CONVEYANCE TAX CERTIFICATE. A Conveyance Tax Certificate in the form required under applicable law (the “Conveyance Tax Certificate”).

12.11     BULK SALE REPORT. A Report of Bulk Sale and Transfer, State of Hawaii Form G-8A, dated no earlier than two (2) days before the Closing Date, bearing the certification of the Director of Taxation of the State of Hawaii that the Report has been filed and that all taxes, penalties and interest payable by the Owner have been paid.

12.12     PERMITS AND FILES. Deliver to Transferee the permits, if any, in the possession of Owner or Owner’s agents, together with such property files and records which are material in connection with the continued operation, maintenance and management of the Property.

12.13     ADDITIONAL DOCUMENTS. Deliver such additional documents, if any, as shall be reasonably required to consummate the transaction contemplated by this Agreement, including written terminations of any contracts permitted prior to Closing under Section 11.

12.14     POSSESSION. Deliver to Transferee possession and occupancy of the Property, free and clear of possessory or occupancy rights, whether legal encumbrances or encumbrances on realty, and otherwise free and clear of all other liens, encumbrances and exceptions except only the Permitted Exceptions.

The deliverables set forth in subsections 12.1 through 12.13 of this Section 12 shall be placed by Owner in escrow with Title Company two (2) business days prior to the date of Closing, to be recorded and otherwise distributed as appropriate at Closing (or, if Closing shall not occur, to be returned to Owner as directed by the parties).

13.     BROKERS. Each party warrants and represents that no broker, finder, or other person is entitled to a commission, finder’s fee or other compensation in connection with this Agreement. Each party shall indemnify and hold harmless the other from any and all claims, liabilities, losses, damages, costs and expenses, including, but not limited to, reasonable attorneys’ fees, arising from the claims of any broker, finder or other person for such compensation, arising by, under or through such party. The provisions of this Section 13 shall survive Closing or the earlier termination of this Agreement.

14.     CONDITIONS PRECEDENT.

14.1     TRANSFEREE’S RIGHTS. Transferee shall have no obligation to close this transaction unless the conditions hereinafter set forth in this Section 14.1 shall have been satisfied or have been waived in writing by Transferee. Such conditions are:

14.1.1     OWNER’S DOCUMENTS. Owner shall have executed all of the documents described in Section 12 that contemplate execution by Owner.

14.1.2     DOCUMENT DELIVERIES. Owner shall have delivered to Transferee the items listed in Section 12.

14.1.3     COVENANTS REPRESENTATIONS AND WARRANTIES. All of the covenants, representations and warranties of Owner as set forth in Section 7 are true, correct and complete in all material respects, or, with respect to the covenants, have not been breached by Owner.

14.1.4     PERFORMANCE. Owner shall have performed all of its obligations under this Agreement.

14.1.5     STATUS AND CONDITION. The status and condition of the Property shall not have changed in a manner which materially adversely affects Transferee’s intended use of the Property, in Transferee’s sole and absolute discretion.

14.1.6     BOARD APPROVAL. On or before expiration of the Investigation Period, the board of directors of Transferee’s general partner, in its sole discretion, shall have approved of the acquisition of the Property. Notwithstanding anything to the contrary in this Agreement, if the board of directors of Transferee’s general partner fails to approve of the acquisition of the Property on or before such date, Transferee may terminate this Agreement and receive a refund of the Deposit.

14.1.7     TRANSFEREE’S TITLE POLICY. Transferee shall be able to obtain, for the applicable premium and subject to Owner’s payment of its share of such premium under Section 6, the Title Policy from the Title Company, in the full amount of the Acquisition Price, insuring the title in and to the Property subject only to the Permitted Exceptions and in the form of the Pro Forma Policy or, if endorsed and modified as set forth in Section 9.5, the form of the Revised Pro Forma Policy as required to be modified and as finally acceptable to Transferee under Section 9.5.

14.1.8     LEASES AND CONTRACTS; ESTOPPELS. The Leases and Contracts are in full force and effect, without default by any party, and are assigned to Transferee at Closing. The Leases shall require Keaau Macadamia IV Corporation, or other contracted party, to annually replant macadamia nut trees to Transferee’s reasonable satisfaction. All tenants, licensee and lenders have provided estoppel certificates acceptable to Transferee (or on such form as required under any such tenant lease, license or lender’s loan agreement), and dated not greater than thirty (30) days prior to the Closing Date.

14.1.9     MACADAMIA TREES AND WINDBREAK TREES. All Trees shall be conveyed, assigned, transferred to Transferee, free and clear of any third party rights.

14.1.10     ENVIRONMENTAL REPORT. Transferee shall have received a satisfactory Environmental Report of the Property.

14.1.11     TRANSFEREE’S LOAN. Transferee’s lender shall have deposited the Acquisition Price and all closing costs into Escrow.

14.2     OWNER’S RIGHTS. Owner shall have no obligation to close this transaction unless Transferee performed all of its material obligations under this Agreement.

15.     TERMINATION AND DEFAULT.

15.1     TRANSFEREE’S DEFAULT. Subject to all of the conditions set forth in this Agreement, if Transferee fails to purchase the Property on Closing in accordance with the terms of this Agreement as a result of Transferee’s default, and Owner is not then in default under this Agreement, then Owner shall have the right to receive the Deposit from the Escrow Agent as liquidated damages as Owner’s sole and exclusive remedy in full settlement of any claim for damages at law, in equity, or otherwise. Owner and Transferee acknowledge the difficulty of determining actual damages in the event of a default by Transferee, that it is impossible to more precisely estimate Owner’s damages upon such a default, that the return or retention of the Deposit is not intended as a penalty but as full liquidated damages and that such amount constitutes a good faith estimate of Owner’s potential damages arising from a material default. Owner hereby waives any right of specific performance against Transferee.

15.2     OWNER’S DEFAULT. Subject to all of the conditions set forth in this Agreement, in the event that this Agreement is not consummated by Closing Date due to the default of Owner, and Transferee is not then in default under the Agreement, then Transferee’s sole and exclusive remedy shall be to elect either: (i) terminate this Agreement by providing written notice to Owner within five (5) Business Days following the scheduled Closing, whereupon the Title Company is irrevocably instructed to refund the Deposit, any interest earnings thereon and all other sums deposited by Transferee on account of the Purchase Price to Transferee and be entitled to pursue all remedies available at law or equity, including but not limited to reimbursement from Owner of Transferee’s out-of-pocket due diligence costs and Transferee’s reasonable legal fees with respect to this Agreement; (ii) consummate the transaction contemplated hereby in accordance with the terms of this Agreement and be entitled to pursue all remedies available at law or equity; or (iii) specifically enforce this Agreement by filing an action for specific performance in accordance with the laws of the State of Hawaii, which action for specific performance shall be filed, if at all, within thirty (30) days after the Closing Date. Subject to the foregoing, Transferee hereby waives its right to commence an action for consequential, punitive or special damages. Failure of Transferee to make the foregoing election within the foregoing five (5) Business Day period shall be deemed an election by Transferee to terminate this Agreement and receive from the Title Company the Deposit, whereupon Owner and Transferee will have no further rights or obligations under this Agreement, except with respect to the surviving obligations.

16.     RISK OF LOSS; CASUALTY. In the event of the damage or destruction of all or any material part of either the value of the Property or land area of the Land prior to Closing, Owner may, to the extent of any available insurance proceeds but otherwise at its cost, repair and replace any damaged or destroyed structures and otherwise restore the Property as soon as practicable and in any event prior to Closing, but if, as of Closing, any such damage or destruction remains unrepaired, unreplaced or unrestored, then if such damage or destruction (i) shall have rendered 5% or more of the area of the Land unusable (in Transferee’s reasonable judgment) for the growing of crops, or (ii) shall materially and adversely affect access to the Land (in Transferee’s reasonable judgment), Transferee at its option, exercisable by written notice to Owner (such notice to be given in any event no more than thirty (30) days after Owner shall have requested in writing that Transferee exercise such option), may terminate this Agreement, whereupon neither party will have any further obligations hereunder (and the Deposit shall be refunded and returned to Transferee); provided, however, that unless this Agreement shall be terminated pursuant to the preceding clause, the parties shall continue under this Agreement, and unless and except to the extent Owner shall have replaced and repaired the damaged or destroyed structures and otherwise restored the Property, the Acquisition Price payable at Closing shall be adjusted by the reasonably estimated (by Transferee and Owner) cost of completing such repairs, replacements and/or restoration required as a result of such damage or destruction.

17.     NOTICES. All notices, consents, approvals, waivers, and elections which any party shall be required or shall desire to make or give under this Agreement shall be in writing and shall be sufficiently made or given only when sent by (a) certified mail, return receipt requested, (b) prepaid overnight delivery service with proof of delivery, or (c) electronic transmission with hard copy to follow as confirmation of receipt, addressed:

to Owner:

Geyser Asset Management. Inc.

PO Box 251
Dexter, MI 48130
Attention:     Jenni Tingley

Telephone:    (734) 426-2901

Facsimile:       (734)  619-6833

with a copy to:

Jackson DeMarco Tidus Peckenpaugh

2030 Main Street, 12th Floor
Irvine, CA 92614

Attn: Jason Belice, Esq.
Facsimile (949) 752-0597

to Transferee:

Royal Hawaiian Orchards, L.P.
688 Kinoole Street, suite 121
Hilo, HI 96720
Attention:      Scott Wallace

Telephone:    (808) 969-8055

Facsimile:       (808) 969-8132

with a copy to:

Cades Schutte LLP
1000 Bishop Street, 10th Floor
Honolulu, Hawaii 96813

Attention:      Lori K. Amano

Telephone:    (808) 521-9214

Facsimile:       (808) 540-5034

toEscrowAgent:	Title Guaranty Escrow Services, Inc. 235 Queen Street Honolulu, Hawaii 96813 Attention: Jeremy Trueblood Telephone: (808) 521-0208 Facsimile: (808) 521-0280

or to such other address as any party hereto shall designate by like notice given to the other parties hereto. Notices, consents, approvals, waivers and elections given or made as aforesaid shall be deemed to have been given and received on the third business day following the post marked date of the mailing thereof as aforesaid, or on the next business day following delivery to an overnight delivery service or upon electronic confirmation of receipt by the sending party’s facsimile machine if sent by electronic transmission. Any notices may be sent on behalf of either party by such party’s counsel.

18.     MISCELLANEOUS.

18.1     ENTIRE AGREEMENT. This Agreement, together with the Exhibits and Schedules referenced herein, integrates and supersedes all other oral or written agreements and understandings of the parties and comprises the entire agreement among them with regard to the matters herein. This Agreement may not be changed except in writing, signed by both parties to this Agreement.

18.2     NON-WAIVER. No waiver of any rights or obligations hereunder shall be deemed to have occurred unless in writing signed by the party against whom such waiver is asserted and no waiver shall be deemed a waiver of any other or subsequent rights or obligations.

18.3     COUNTERPART SIGNATURES. This Agreement may be executed in any number of counterparts, which counterparts when considered together shall constitute a single, binding, valid and enforceable Agreement.

18.4     SCHEDULES: EXHIBITS. All of the Schedules and Exhibits referenced in this Agreement are hereby incorporated into this Agreement.

18.5     TIME OF THE ESSENCE. Time is of the essence with regard to the provisions of this Agreement.

18.6     GENDER AND HEADINGS. Words used herein in the singular shall include the plural and words in the masculine shall include word in the feminine or neuter gender where the text of this Agreement so requires. The descriptive paragraph headings are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

18.7     CHOICE OF LAW. This Agreement shall be interpreted according to the laws of the State of Hawaii.

18.8     LITIGATION: VENUE. In the event there is any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred in connection therewith including, but not limited to, attorneys’ fees and costs incurred on appeal. The venue of any litigation arising out of this Agreement shall be in Honolulu, Hawaii.

18.9     SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

18.10     DEADLINES ON NON-BUSINESS DAYS. In the event any deadline specified herein falls on a day which is not a regular business day, then the deadline shall be extended to the end of the next following regular business day.

18.11     CONFIDENTIALITY. Owner acknowledges that Transferee has obligations under state and federal securities laws to make public announcements regarding this Agreement and the transactions contemplated hereby upon the occurrence of certain events, including if information about the transaction becomes known to persons other than the parties’ respective agents, employees, contractors, attorneys, and accountants with a need to know and who are subject to an obligation of confidentiality to the Owner or Transferee, as applicable (the “Authorized Persons”). Therefore, except as required by law or until Transferee has filed the terms of this Agreement with the Securities and Exchange Commission, neither party shall disclose to any person publicly or privately the existence of this Agreement or the transactions contemplated hereby except to an Authorized Person. Further, until the date that Owner has filed this Agreement with the Securities and Exchange Commission, each party shall require its Authorized Persons to conduct their activities in a confidential manner such that the existence of this Agreement and the transactions contemplated by this Agreement remain confidential. Owner shall notify Transferee promptly if Owner becomes aware that information regarding this Agreement or the transactions contemplated hereby has been disclosed to or otherwise become known by persons other than the Authorized Persons. Transferee and Owner further agree that, prior to Closing, no publicity or press release to the general public with respect to this transaction shall be made by either party without the prior written consent of the other party, provided that such prohibition as to publicity shall not apply to disclosures made by Transferee as it deems prudent to comply with laws applicable as a result of its status as a publicly traded company.

18.12     MARKETING. Owner agrees not to solicit or receive any offers for the Property or market or show the Property to any other prospective buyers, and to deal exclusively with Transferee with respect to the Property, during the period commencing with the Effective Date through the earlier of the termination of this Agreement or Closing, as applicable.

18.13     ASSIGNMENT. Transferee shall have the right, without Owner’s consent, to assign this Agreement to any third party or other entity, and such assignment shall operate to release Transferee from any and all liability to Owner under this Agreement.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, Owner and Transferee have caused this Agreement to be executed as of the Effective Date.

OWNER

GEYSER ASSET MANAGEMENT, INC.,
a Delaware corporation, as Agent for the Tenant in Common Investors listed on Schedule I

By:	/s/ Russell Geyser
Name:	Russell Geyser
Title:	President

TRANSFEREE

ROYAL HAWAIIAN ORCHARDS, L.P.,
a Delaware limited partnership

By: ROYAL HAWAIIAN RESOURCES, INC.,
a Hawaii corporation, its managing general partner

By:	/s/ Scott Wallace
Name:	Scott Wallace
Title:	President

 SCHEDULE I

TIC Keaau Hawaii Units, LLC

TIC Keaau Hawaii 1, LLC

TIC Keaau Hawaii 2, LLC

TIC Keaau Hawaii 3, LLC

TIC Keaau Hawaii 4, LLC

TIC Keaau Hawaii 5, LLC

TIC Keaau Hawaii 6, LLC

TIC Keaau Hawaii 7, LLC

TIC Keaau Hawaii 8, LLC

TIC Keaau Hawaii 9, LLC

TIC Keaau Hawaii 10, LLC

TIC Keaau Hawaii 11, LLC

TIC Keaau Hawaii 12, LLC

TIC Keaau Hawaii 13, LLC

TIC Keaau Hawaii 14, LLC

TIC Keaau Hawaii 15, LLC

TIC Keaau Hawaii 16, LLC

TIC Keaau Hawaii 17, LLC

TIC Keaau Hawaii 18, LLC

SCHEDULE 1 – PAGE 1 OF 1

EXHIBIT 1

SCHEDULE OF CONTRACTS

To Be Supplied By Owner

 EXHIBIT 1 – PAGE 1 OF 1

EXHIBIT 2.1

LEGAL DESCRIPTION

TMK (3) 1-6-001-008

This exhibit consists of a legal description of a parcel of land situate at Keaau, District of Puna, Island and County of Hawai'i, State of Hawaii, containing 174.885 acres, more or less.

EXHIBIT 2.1 – PAGE 1 OF 1

EXHIBIT 2.2

LEGAL DESCRIPTION

TMK (3) 1-6-001-019

This exhibit consists of a legal description of a parcel of land situate at Keaau, District of Puna, Island and County of Hawaii, State of Hawaii, containing 118.911 acres, more or less.

EXHIBIT 2.2 – PAGE 1 OF 1

EXHIBIT 2.3

LEGAL DESCRIPTION

TMK (3) 1-6-001-028

This exhibit consists of a legal description of a parcel of land situate at Keaau, District of Puna, Island and County of Hawaii, State of Hawaii, containing 183.644 acres, more or less.

EXHIBIT 2.3 – PAGE 1 OF 1

EXHIBIT 2.4

LEGAL DESCRIPTION

TMK (3) 1-6-001-032

This exhibit consists of a legal description of a parcel of land situate at Keaau, District of Puna, Island and County of Hawaii, State of Hawaii, containing 141.32 acres.

EXHIBIT 2.4 – PAGE 1 OF 1

EXHIBIT 2.5

LEGAL DESCRIPTION

TMK (3) 1-6-001-033

This exhibit consists of a legal description of a parcel of land situate at Keaau, District of Puna, Island and County of Hawaii, State of Hawaii, containing 117.352 acres, more or less.

EXHIBIT 2.5 – PAGE 1 OF 1

EXHIBIT 3

INITIAL DUE DILIGENCE LIST

Operating Information

1.	Listing of capital expenditures for the Property, during Owner’s period of Ownership.

2.	Copies of real estate tax bills (including special assessments) for the Property for the past three years).

Building Information

1.

All reports relating to physical and structural condition of the Property, including, without limitation, engineer, mechanical, roof, environmental, archaeological, geotechnical, seismographic and concerning compliance with the Americans with Disabilities Act, that are in Owner’s possession will be made available to Transferee.

2.	MAI, SRA or other formal appraisals of the Property, if any, completed during Owner’s period of Ownership, if in Owner’s possession.

Miscellaneous

1.

Copies of any notices of violations of any federal, state, municipal or health, fire, building, zoning, safety, environmental protection or other applicable codes, laws, rules, regulations or ordinances relating or applying to the Property.

EXHIBIT 3 – PAGE 1 OF 1

EXHIBIT 4

SCHEDULE OF LEASES

This exhibit consists of Owner’s list of leases on the Real Property.

EXHIBIT 4 – PAGE 1 OF 1

EXHIBIT 5

TENANT ESTOPPEL CERTIFICATE

Form of Lessee Estoppel Certificate [to be separate for each Lease]

(“Purchaser”)	Dated: as of ______ ___, 2015

Re:     That certain Amendment and Restatement of Lease made as of December 27, 2001, but effective as of January 1, 2001 (the “Lease”) by and between the Tenant in Common Investors listed on the attached Schedule I, collectively, as Lessor, and KM Operating Partnership, a Delaware general partnership, as Lessee, with respect to the Premises (as defined in the Lease).

Ladies and Gentlemen:

The undersigned hereby acknowledges that Purchaser is acquiring fee simple title to the Premises which is the subject of the Lease and the interest of the Lessor under the Lease. The undersigned further acknowledges the right of Purchaser to rely upon the statements and representations of the undersigned contained in this Certificate and further acknowledges that the purchase of the Premises and Lessor’s interest in the Lease will be made and entered into in material reliance on this Certificate.

Defined terms used herein which are defined in the Lease shall have the meanings ascribed to those terms in the Lease.

Given the foregoing, the undersigned Lessee hereby certifies and represents unto Purchaser, its successors and assigns, with respect to the above described Lease, a true and correct copy of which is attached as Exhibit A hereto, as follows:

1.     The Lease is for a Term which commenced on January 1, 2001 (the “Effective Date”) and expires on December 31, 2021, and has not been modified, altered or amended in any respect and contains the entire agreement between Lessor and Lessee, except as follows:

(list amendments and modifications other than those, if any, attached to and forming a part of the Lease as well as any verbal agreements, or write "None;" there are no amendments if nothing is listed).

2.     As of the date hereof, the Annual Base Rent payable by Lessee under the Lease is $                annually, subject to increases in Annual Base Rent as provided in the Lease.

3.     No Annual Base Rent has been paid by Lessee in advance under the Lease except for $          , which amount represents rent for the period beginning _____________, and ending ___________, and Lessee has no charge or claim of offset under said Lease or otherwise, against rents or other amounts due or to become due thereunder. No "discounts", "free rent" or "discounted rent" have been agreed to or are in effect except for:

(none if nothing listed).

EXHIBIT 5 – PAGE 1 OF 3

4.     A Security Deposit of $     0.00 has been made and is currently being held by Lessor.

5.     Lessee has no claim against Lessor for any deposit or prepaid rent except as provided in Paragraphs 3 and 4 above.

6.     As of the date hereof, to the best of Lessee’s knowledge, the Lessor is not in any respect in default in the performance of the terms and provisions of the Lease, nor is there now any fact or condition which, with notice or lapse of time or both, would become such a default.

7.     Lessee is not in any respect in default under the terms and provisions of the Lease (nor is there now any fact or condition which, with notice or lapse of time or both, would become such a default) and has not assigned, transferred or hypothecated its interest under the Lease, except as follows:
(no defaults if nothing listed).

8.     Except as expressly provided in the Lease or in any amendment or supplement to the Lease, Lessee: (i) does not have any right to renew or extend the term of the Lease; (ii) does not have any option or preferential right to purchase all or any part of the Premises or all or any part of the building or premises of which the Premises are a part; and (iii) does not have right, title, or interest with respect to the Premises other than as Lessee under the Lease. There are no understandings, contracts, agreements, subleases, assignments, or commitments of any kind whatsoever with respect to the Lease or the Premises except as expressly provided in the Lease or in any amendment or supplement to the Lease set forth in Paragraph 1 above, copies of which are attached hereto.

9.     The Lease is in full force and effect and Lessee has no defenses, setoffs, or counterclaims against Lessor arising out of the Lease or in any way relating thereto or arising out of any other transactions between Lessee and Lessor.

10.     The current address to which all notices to Lessee as required under the Lease should be sent is:

[please insert address]

“LESSEE”

KM OPERATING PARTNERSHIP, a Delaware general partnership

        By:

              Name:

              Title:

EXHIBIT 5 – PAGE 2 OF 3

EXHIBIT 6

Return by Mail ( ) Pickup ( ) To:

Document contains ___ pages.

Tax Map Key No:

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (the “Assignment”) is made and entered into as of the ____ day of ________________, 2015 (the “Effective Date”), by and between the entities listed on the attached Schedule I, each a Delaware limited liability company (“Assignor”), and ROYAL HAWAIIAN ORCHARDS, L.P., a Delaware limited partnership (“Assignee”).

W I T N E S S E T H:

For Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby irrevocably and unconditionally transfers, assigns and sets over unto Assignee, its successors, legal representatives and assigns forever all of Assignor’s right, title and interest in, to and under all of the five (5) Leases (each singularly, a “Lease” and collectively, the “Leases”) represented by each Amendment and Restatement of Lease made as of December 27, 2001, but effective as of January 1, 2001 scheduled in Exhibit A attached hereto by and between Assignor, as Lessor and KM Operating Partnership, a Delaware general partnership, as Lessee, pertaining to the real as more particularly described on Exhibit B attached hereto and made a part hereto.

Assignees hereby expressly assume all of the obligations imposed upon Assignor in, to and under the Leases which accrue from and after the Effective Date.

Assignor agrees that Assignor will make, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices of assignments, transfers and assurances as Assignee shall from time to time reasonably require, for the better assuring, conveying, assigning, transferring and confirming unto Assignee the Leases, and the rights hereby conveyed or assigned or intended now, or for carrying out the intention or facilitating the performance of the terms of this Assignment, or registering or recording this Assignment, provided same shall not result in any extra cost or liability to Assignor.

EXHIBIT 6 – PAGE 1 OF 1

Assignor agrees to indemnify, defend, and hold Assignee harmless for, from and against any and all liabilities, claims, demands, damages, and causes of action that may now or hereafter be made or asserted against Assignee arising out of or related to any default by the “Lessor” under the Leases to the extent occurring prior to the Effective Date.

Assignees agree to indemnify, defend, and hold Assignor harmless for, from and against any and all liabilities, claims, demands, damages, and causes of action that may now or hereafter be made or asserted against Assignor arising out of or related to any default by the “Lessor” under the Lease to the extent occurring on or after the Effective Date.

Assignees’ address for notices from the Lessee is:

____________________

____________________

____________________

This Assignment inures to the benefit of the parties hereto and their respective successors and assigns.

This Assignment may be executed in any number of counterparts, which counterparts, when considered together, shall constitute a single, binding, valid and enforceable agreement.

IN WITNESS WHEREOF, Assignor and Assignees have executed this Assignment as of the date first above written.

ASSIGNOR

,
a

[Remaining TIC signature blocks to be inserted prior to execution]

EXHIBIT 6 – PAGE 2 OF 4

ASSIGNEE

ROYAL HAWAIIAN ORCHARDS, L.P.,
a Delaware limited partnership

By:
Name:
Title:

EXHIBIT 6 – PAGE 3 OF 4

EXHIBIT A

[To Be Attached]

EXHIBIT B

[To Be Attached]

EXHIBIT 6 – PAGE 4 OF 4

EXHIBIT 7

OWNER’S CERTIFICATE

To:	Royal Hawaiian Orchards, L.P.

Attention:

Royal Hawaiian Orchards, L.P., a Delaware limited partnership (“Transferee”), is acquiring from Geyser Asset Management, Inc., a Delaware corporation, as Agent on behalf of the Tenant in Common investors (“Owner”) certain property located in Keaau, Hawaii (the “Property”) pursuant to that certain Acquisition Agreement, dated as of the ____ day of ____________, 2015 (the “Agreement”) and that in connection therewith, Transferee and its successors and assigns, may rely upon the truth and accuracy of the information contained in this Certificate in acquiring the Property. Any term used herein which is capitalized but not otherwise defined shall have the meaning set forth in the Agreement.

Owner represents and warrants to Transferee that all representations and warranties of Owner under the Agreement are true and correct in all material respects as of the Closing Date (except as the same may have been changed as disclosed on Schedule 1 attached hereto and incorporated herein by this reference).

Dated as of the _____ day of __________________, 2015.

OWNER

GEYSER ASSET MANAGEMENT, INC.,
a Delaware corporation, as Agent for the Tenant in Common Investors

By:
Name:
Title:

EXHIBIT 7 – PAGE 1 OF 1

EXHIBIT 8

Return by Mail ( ) Pickup ( ) To:

Document contains ___ pages.

Tax Map Key No:

WARRANTY DEED; CONVEYANCE OF TREES

KNOW ALL BY THESE PRESENTS:

That __________________ (collectively, the “Grantors”), whose principal place of business and post office address is at ______________, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration paid to Grantor by ROYAL HAWAIIAN ORCHARDS, L.P., a Delaware limited partnership, whose principal place of business and post office address in the State of Hawaii is at __________________ (the “Grantee”), the receipt and sufficiency of which are hereby acknowledged, do by these presents grant, bargain, sell and convey unto Grantee, as ITS SOLE PROPERTY, absolutely and in fee simple: All of that certain real property situated at Keaau, District of Puna, the County of Hawaii and State of Hawaii, and all macadamia trees, windbreaker trees and all other trees located thereon, all as more particularly described on Exhibit A attached hereto and incorporated herein by this reference, together with all rights and privileges appurtenances thereto, and the reversion and reversions, remainder and remainders, rents, issues and profits thereof, and all the estate, right, title, interest of Grantors, both at law and in equity, therein and thereto (the “Property”).

TO HAVE AND TO HOLD the same, together with all macadamia trees, windbreaker trees and all other trees, buildings, improvements, tenements, hereditaments, rights, easements, privileges and appurtenances thereunto belonging or appertaining or held and enjoyed therewith unto said Grantee as aforesaid, absolutely and forever;

And the Grantor, in consideration of the premises, does hereby covenant and agree to and with said Grantee that the Grantor is lawfully seised of the Property described for an estate in fee simple and the Grantor's title thereto is free and clear of and from all encumbrances other than (1) real property taxes assessed for the current fiscal year, and (2) those set forth in Exhibit "A"; that the Grantor has good right to sell and convey the same as aforesaid and that the Grantor will WARRANT AND DEFEND the same unto said Grantee against the lawful claims and demands of all persons, except as aforesaid.

EXHIBIT 8 – PAGE 1 OF 1

This Deed may be executed in several counterparts. In addition, this Deed may contain more than one counterpart of the signature page and this Deed may be executed by the affixing of the signatures of each of the parties to one of such counterpart signature pages and the assembly of such signature pages with this Deed as one document; and all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page. For all purposes, including, without limitation, recordation, filing and delivery of this Deed, duplicate unexecuted and unacknowledged pages of the counterparts may be discarded and the remaining pages assembled as one document.

IT IS MUTUALLY AGREED that the terms "Grantor" and "Grantee", as and when used herein, or any pronouns used in place thereof, shall mean and include their and each of their respective successors and assigns, according to the context thereof.

IN WITNESS WHEREOF, Grantor has executed these presents this _______ day of ______________, 2015.

GRANTOR

[insert signature lines and notary pages]

EXHIBIT 8 – PAGE 2 OF 3

EXHIBIT A

[To Be Attached]

All of that certain parcel of land situate at Keaau, District of Puna, Island and County of Hawaii, State of Hawaii, described as follows:

LOT _______

TOGETHER WITH [list easements].

TOGETHER WITH all macadamia trees, windbreaker trees and all other trees located thereon.

Being all the real property and macadamia trees, windbreaker trees and all other trees conveyed by the following:

Limited Warranty Deed

Grantor:

Grantee:

Dated:

Recorded:

Being the land described in Transfer Certificate of Title No. ______ issued to _______.

________’s predecessor’s interest in the macadamia trees, windbreaker trees and all other trees was conveyed to _______’s predecessor by Quitclaim Bill of Sale, by and between ____ and _____, dated _____, and recorded in the Bureau of Conveyances of the State of Hawaii as Document No. ___________.

SUBJECT, HOWEVER, to:

EXHIBIT 8 – PAGE 3 OF 3

EXHIBIT 9

BILL OF SALE

THIS BILL OF SALE is executed and delivered as of the ____ day of ______________, 2015, by the entities listed on the attached Schedule I, each a Delaware limited liability company (collectively, “Owner”), to ROYAL HAWAIIAN ORCHARDS, L.P., a Delaware limited partnership (“Transferee”).

W I T H E S S E T H:

WHEREAS, contemporaneously with the execution and delivery of this Bill of Sale, Transferee has acquired all that tract or parcel of land more particularly described in Schedule 1 attached hereto and incorporated herein by reference, together with all improvements owned by Owner thereon and all rights, easements and appurtenances thereto (collectively, the “Property”); and

WHEREAS, in connection with such conveyance of the Property, Owner has agreed to sell to Transferee and Transferee has agreed to purchase from Owner all personal property owned by Owner and used in connection with the Ownership, operation, management, maintenance, and leasing of the Property, including, but not limited to, the tangible personal property described in Schedule 2 attached hereto and incorporated herein by this reference (the “Tangible Personal Property”), and in and to all rights such as trade names, as well as all goodwill, guarantees, warranties and permits owned by Owner and used in the operation of the Property, if any (the “Intangible Property”);

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Owner, Owner hereby agrees as follows:

1.     Sale and Conveyance. Owner hereby sells, transfers and conveys the Tangible Personal Property unto Transferee, its successors and assigns. Owner hereby quitclaims its right, title and interest, if any, in and to the Intangible Property to Transferee.

2.     Representations and Warranties. Owner represents and warrants that (i) all of the Tangible Personal Property is free and clear of financing statements, chattel, mortgages, security agreements, title retention agreements, liens or other encumbrances and (ii) Owner has the right, power and authority to sell the Tangible Personal Property to Transferee without obtaining the consent of any third party whose consent has not been obtained and written evidence thereof furnished to Transferee. Owner, for itself, its successors and assigns, does hereby warrant and will forever defend title to the Tangible Personal Property unto Transferee, its successors and assigns against the lawful claims of all persons, claiming by, through or under Owner. Owner makes no representation or warranty of any nature whatsoever in connection with the quitclaim to Transferee of the Intangible Personal Property, such Intangible Personal Property being sold on an AS-IS, WHERE-IS basis.

EXHIBIT 9 – PAGE 1 OF 4

3.     Governing Law. This Bill of Sale shall be construed and enforced in accordance with and governed by the laws of the State of Hawaii.

4.     Binding Effect. This Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

IN WITNESS WHEREOF, Owner has caused this Bill of Sale to be executed as of the day and year first above written.

OWNER

[insert signature lines]

EXHIBIT 9 – PAGE 2 OF 4

SCHEDULE 1

DESCRIPTION OF THE PROPERTY

[To Be Attached]

EXHIBIT 9 – PAGE 3 OF 4

SCHEDULE 2

LIST OF TANGIBLE PERSONAL PROPERTY

All of the following, to the extent that the same are in Owner's possession or control:

All documents and records of Owner relating to the operations of the Property;

All tenant files, all lists of tenants, suppliers and vendors;

All keys and similar items allowing for access to the Property;

All equipment, machinery, apparatus, appliances and other articles of personal property of Owner, if any, now located on the Property and used or usable in connection with any present or future operation of the Property, excluding, however, any such items owned by tenants, subtenants, business invitees or other persons furnishing goods or services to the Property.

EXHIBIT 9 – PAGE 4 OF 4

EXHIBIT 10

ASSIGNMENT OF CONTRACTS

AND OTHER INTANGIBLE PROPERTY

THIS ASSIGNMENT OF CONTRACTS AND OTHER INTANGIBLE PROPERTY (this “Assignment”) is entered as of this ____ day of _______________, 2015 (the “Effective Date”), by and between (i) _____________, a _____________ (“Assignor”), and (ii) ROYAL HAWAIIAN ORCHARDS, L.P., a Delaware limited partnership (“Assignee”).

R E C I T A L S:

A.     Assignee has acquired that certain real property more particularly described in Schedule 1, attached hereto and incorporated herein (the “Property”) pursuant to that certain Acquisition Agreement dated as of _______________, 2015 (the “Acquisition Agreement”).

B.     Assignor now desires to assign and transfer to Assignee all of Assignor’s right, title and interest in, to and under the Contracts, as hereinafter defined, and the Agreements, as hereinafter defined.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby transfers, bargains and conveys unto Assignee:

(a)     the contracts set forth in Schedule 2 attached hereto and incorporated herein (the “Contracts”), made by or received from any third party with respect to any building, building component, structure, fixture, machinery, equipment, or material situated on, contained in any building or other improvement situated on, or comprising a part of any building or other improvement situated on any part of the Property; and

(b)     the intangible property now owned by Assignor in connection with the Property or any improvements, fixtures or personal property located thereon, including, without limitation, all governmental permits or licenses (to the extent assignable), and those agreements, utility contracts, service contracts, maintenance contracts, operating contracts and other rights relating to the Ownership, use or operation of the Property that are set forth in Schedule 3 attached hereto and incorporated herein (collectively, the “Agreements”).

ASSIGNOR AND ASSIGNEE FURTHER HEREBY AGREE AND COVENANT AS FOLLOWS:

1.     No Defaults. Assignor warrants and covenants that, to Assignor’s Actual Knowledge, as that term is defined in the Acquisition Agreement, all Contracts, and the Agreements, are in full force and effect and there exist no defaults thereunder, nor any acts or events which, with the passage of time or the giving of notice or both, could become defaults thereunder, on the part of Assignee except for _______________________.

EXHIBIT 10 – PAGE 1 OF 3

2.     Assumption. Assignee hereby assumes and agrees to perform the obligations of Assignor arising under and in connection with the Contracts and the Agreements on and after the Effective Date.

4.     Indemnify Defend and Hold Harmless.

a.     Assignor’s Covenant. Assignor hereby agrees to indemnify, defend and hold Assignee harmless from and against any and all claims, demands, liabilities and/or obligations arising out of or resulting from any failure by Assignor to perform its obligations pursuant to the Agreements prior to the Effective Date.

b.     Assignee’s Covenant. Assignee hereby agrees to indemnify, defend and hold Assignor harmless from and against any and all claims, demands, liabilities and/or obligations arising out of or resulting from any failure by Assignee to perform its obligations pursuant to the Warranties and Guaranties and the Agreements on and after the Effective Date.

5.     Attorneys’ Fees. In the event of any litigation between Assignor and Assignee arising out of the obligations of Assignor or Assignee under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such litigation, including, without limitation, reasonable attorneys’ fees.

6.     Liability. Any liability which may arise as a consequence of the execution of this Assignment by or on behalf of Assignee shall be a liability of Assignee and not the personal liability of any officer or employee of Assignee.

7.     Successors and Assigns. This Assignment shall survive the close of escrow and shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

8.     Counterparts. This Assignment may be executed in counterparts, each of which so executed shall, irrespective of the date of its execution and delivery, be deemed an original, and the counterparts together shall constitute one and the same instrument.

9.     Survival. The representations, covenants, warranties and certifications of Assignor set forth in this Assignment shall survive the delivery of this Assignment.

10.     Governing Law. This Assignment shall be governed by and construed under and in accordance with the laws of the State of Hawaii.

EXHIBIT 10 – PAGE 2 OF 3

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the day and year first above written.

ASSIGNOR

[insert signature lines]

ASSIGNEE

ROYAL HAWAIIAN ORCHARDS, L.P.,
a Delaware limited partnership

By:
Name:
Title:

EXHIBIT 10 – PAGE 3 OF 3

EXHIBIT 11

RENT ROLL

[to be provided by Owner]

EXHIBIT 11 – PAGE 1 OF 1